Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Frederick Lane
Website: http://www.arthrt.com	(978) 345-5000

May 31, 2006

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.

ANNOUNCES RESEARCH AGREEMENT AND PARTICIPATION IN NATIONAL INSTITUTES OF HEALTH INVESTIGATION

Fitchburg, MA

Arrhythmia Research Technology, Inc. (the “Company” or “ART”) (AMEX: HRT) is pleased to announce that it has entered into a Research Agreement with the University of Rochester, Rochester, New York, to participate in a National Institutes for Health (“NIH”) funded investigation into “Risk Stratification in MADITT II Type Patients”.

The primary objectives of this study are: 1. To evaluate the predictive value of a multivariate model consisting of pre-specified clinical and ECG parameters for predicting arrhythmic events in Multicenter Automatic Defibrillator Implantation Trial II (“MADIT II”) type post-infarction patients; 2. To develop a multivariate risk-stratification model, based on a broader spectrum of pre-specified clinical covariates and ECG parameters, and from it a risk-scoring algorithm identifying high-risk and low-risk patient groups; this algorithm will be validated by a cross-validation study. Such an algorithm will enable an ordering of patients who may benefit most, and benefit least, from implantable cardiac defibrillator (“ICD”) therapy.

Based on previous experience from MADIT II, this study will investigate a combination of clinical variables and noninvasive ECG parameters which will indicate the contribution of different electrophysiological mechanisms that predispose a patient to the risk of ventricular arrhythmias and sudden cardiac death. ART’s patented signal averaging electrocardiogram (“SAECG”) analysis software will be used to assess the presence of cardiac late potentials in patients enrolled in the study in conjunction with other non-invasive cardiac tests.

The Principal Investigator for the NIH study, Wojciech Zareba, MD, PhD, of the University of Rochester, plans to enroll approximately 800 patients at over 20 medical research centers over the next 24 months. The study will focus on patients who currently receive ICD’s for MADITT II indications while excluding patients with atrial fibrillation, a paced ventricular rhythm, a QRS duration greater than 120ms, and New York Heart Association class III heart failure who are candidates for resynchronization therapy. Follow up on these patients will occur over the next three years.

Dr. Zareba, who has used the ART’s patented Predictor® signal averaging software extensively, commented, “Signal averaged ECG with detailed analysis of QRS duration and late potentials is a very valuable tool in stratifying patients at risk of cardiac death. MADIT II type patients with normal QRS duration and lack of late potentials are at relatively low risk of subsequent cardiac events. The very high negative predictive value of SAECG might help prioritize patients for ICD therapy. We are glad to have the opportunity to test the predictive value of SAECG in a prospective cohort of MADIT II type patients who are undergoing several other tests simultaneously. It is likely that SAECG and Microvolt T-Wave Alternans tests will emerge as routine for identifying low-risk and high-risk patients considered for ICD therapy.”

A signal-averaged electrocardiogram detects cardiac microvolt signals. Signal averaging, which improves the signal to noise ratio, is a well-recognized technique for detecting and analyzing such cardiac microvolt signals. High resolution acquisition equipment is used to collect the microvolt signals and transfer the data to an analytical system. Software, such as ART’s patented Predictor® software, embedded in the device then analyzes and filters the data to present the signal averaged ECG for interpretation by a cardiologist.

ART’s participation, in accordance with the Research Agreement, will be to provide hardware (ART 1200 EPX) and software – including the Windows® based Predictor® SAECG analysis - to support the signal averaged ECG aspect of this study. In addition, ART is providing monetary support for the expenses associated with the acquisition of the signal averaged ECG and the analysis of the data.

James E. Rouse, the Company’s President and CEO stated, “We are extremely pleased to be a part of this NIH funded investigation. We are honored that Dr. Zareba has chosen the Company’s 1200 EPX hardware and Predictor® software for use in this NIH investigation which we hope will produce life altering and life saving benefits for post-infarction patients. The inclusion of ART’s proprietary SAECG technology products in this study as one of the clinical variables to stratify the risk of arrhythmias and sudden cardiac death for the purpose of identifying patients with increased benefit from implantable cardiac defibrillator therapy is a significant event for the Company. The Company’s SAECG software platform has long been recognized as the “gold standard” in signal averaging. We are excited about the market prospects for the Windows® version of Predictor® SAECG analysis software as ICD therapy becomes more prevalent and cost becomes a greater concern. ”

In addition to its proprietary SAECG software used in the detection of potentially lethal heart arrhythmias the Company, through its wholly owned subsidiary, Micron Products Inc., produces silver plated and non-silver plated conductive resin sensors and distributes metal snaps used in the manufacturer of disposable ECG, EEG, EMS and TENS electrodes. Micron’s NEM division manufactures custom injection molded products for medical, electronic, industrial and consumer applications. Micron’s MIT division provides end-to-end product life cycle management through a comprehensive portfolio of value-added services such as design, engineering, prototyping, manufacturing, machining, assembly and packaging.

For more information please visit our websites:

http://www.arthrt.com	http://www.micronproducts.com
http://www.newenglandmolders.com	http://www.micronintegrated.com

Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include: interruptions or cancellation of existing contracts, impact of competitive products and pricing, product demand and market acceptance, risks, the presence of competitors with greater financial resources than the Company, product development and commercialization risks, changing economic conditions in developing countries, and an inability to arrange additional debt or equity financing. More information about factors that potentially could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2005.